Cohu Reports Second Quarter 2007 Operating Results

POWAY, Calif., July 26, 2007 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $66.4 million for the second quarter ended June 30, 2007 compared to $61.9 million for the second quarter ended June 24, 2006 and $53.4 million for the first quarter ended March 31, 2007. Net income for the second quarter of 2007 was $2.0 million, or $0.09 per share compared to $4.7 million or $0.21 per share for the second quarter of 2006 and $1.7 million or $0.07 per share in the first quarter of 2007. Income from continuing operations for the second quarter of 2007 was $2.0 million or $0.09 per share compared to $5.2 million or $0.23 per share for the second quarter of 2006 and $1.7 million or $0.07 per share for the first quarter of 2007. Net income for the second quarter of 2006 benefited from a gain on the sale of our Littleton facility of approximately $3.0 million.

Net sales for the first six months of 2007 were $119.8 million with income from continuing operations of $3.8 million or $0.16 per share compared to net sales of $118.7 million with income from continuing operations of $8.8 million or $0.38 per share for the first six months of 2006. Net income for the first six months of 2007 was $3.7 million or $0.16 per share compared to $8.1 million or $0.36 per share for 2006.

Sales of semiconductor equipment accounted for 86% of total second quarter 2007 sales. Microwave communications equipment contributed 8% of sales and closed circuit television cameras and related equipment were 6% of sales for the same period.

Cohu consolidated orders for the second quarter of 2007 were $62.6 million compared to $46.5 million for the first quarter of 2007. Second quarter 2007 orders for semiconductor equipment increased to $52.6 million from $37.9 million in the first quarter of 2007. Backlog was $75.6 million at June 30, 2007 compared to $79.4 million at March 31, 2007. Cohu expects third quarter 2007 sales to be approximately $60 million to $65 million.

James A. Donahue, President and Chief Executive Officer stated, “Sales increased due to the recognition of significant deferred revenue associated with burn-in related thermal sub-systems. Gross margin was lower as a result of the expected decrease in shipments of thermal test handlers and lower margins on sales of thermal sub-systems. Margins on sales of thermal sub-systems in the third quarter are expected to improve as a result of product mix.”

Donahue concluded, “Orders in the second quarter increased 35% overall and 39% for semiconductor equipment, largely due to increased orders for thermal sub-systems. The decline in orders for thermal test handlers in recent quarters has been partially offset by an increase in orders for our new thermal sub-systems; based on current customer forecasts, we expect this trend to continue.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on November 2, 2007 to shareholders of record on September 7, 2007. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release, including statements concerning Cohu’s expectations of 2007 gross margins, orders and revenues are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues from a limited number of customers; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; inventory write-offs; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and closed circuit television equipment.

Cohu will be conducting their conference call on Thursday, July 26, 2007 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

	Three months ended (1)		Six months ended (1)
	June 30, 2007	June 24, 2006	June 30, 2007	June 24, 2006
Net sales	$66,407	$61,942	$119,775	$118,712
Cost and expenses:
Cost of sales	47,103	40,197	80,806	76,732
Research and development	9,441	9,689	19,723	17,283
Selling, general and administrative	8,732	8,731	17,547	17,286
Gain on sale of facilities	—	(2,963)	—	(2,963)

	65,276	55,654	118,076	108,338

Income from operations	1,131	6,288	1,699	10,374
Interest income	2,118	1,657	4,180	3,043

Income from continuing operations before income taxes	3,249	7,945	5,879	13,417
Income tax provision	1,209	2,753	2,123	4,640

Income from continuing operations	2,040	5,192	3,756	8,777

Discontinued operations (2):
Loss from discontinued operations before income taxes	(27)	(726)	(66)	(975)
Income tax benefit	(9)	(254)	(23)	(341)

Loss from discontinued operations	(18)	(472)	(43)	(634)

Net income	$2,022	$4,720	$3,713	$8,143

Income (loss) per share:
Basic:
Income from continuing operations	$0.09	$0.23	$0.16	$0.39
Loss from discontinued operations	(0.00)	(0.02)	(0.00)	(0.03)

Net income	$0.09	$0.21	$0.16	$0.36

Diluted:
Income from continuing operations	$0.09	$0.23	$0.16	$0.38
Loss from discontinued operations	(0.00)	(0.02)	(0.00)	(0.02)

Net income	$0.09	$0.21	$0.16	$0.36

Weighted average shares used in computing income (loss) per share:
Basic	22,827	22,581	22,772	22,541
Diluted	23,302	22,845	23,206	22,935

(1)	The three-month periods ended June 30, 2007 and June 24, 2006 each contain 13 weeks. The six-month periods ended June 30, 2007 and June 24, 2006 contain 26 weeks and 25 weeks, respectively. Total share-based compensation recorded in the three-month period ended June 30, 2007 under SFAS 123R was approximately $1,029,000 and is included in cost of sales ($111,000); research and development ($309,000); and selling, general and administrative expense ($609,000). Total share-based compensation recorded in the six-month period ended June 30, 2007 was approximately $2,122,000 and is included in cost of sales ($228,000); research and development ($615,000); and selling, general and administrative expense ($1,279,000). Total share-based compensation recorded in the three-month period ended June 24, 2006 was approximately $695,000 and is included in cost of sales ($76,000); research and development ($195,000); and selling, general and administrative expense ($424,000). Total share-based compensation recorded in the six-month period ended June 24, 2006 was approximately $1,500,000 and is included in cost of sales ($166,000); research and development ($422,000); and selling, general and administrative expense ($912,000).

(2)	In May, 2006, Cohu sold its metal detection equipment business, Fisher Research Laboratory (FRL). As a result of the disposition, the operating results of FRL have been presented as discontinued operations.

Cohu, Inc.
Condensed Consolidated Balance Sheets

(in thousands) (unaudited)

	June 30,	December 30,
	2007	2006
Assets:
Current assets:
Cash and investments	$157,709	$147,916
Accounts receivable	35,703	50,088
Inventories	48,266	48,020
Deferred taxes and other	24,379	27,194
Current assets of discontinued operations	628	675

Total current assets	266,685	273,893
Property, plant & equipment, net	31,410	29,586
Goodwill	12,898	12,898
Intangible and other assets	13,090	9,485
Noncurrent assets of discontinued operations	471	477

Total assets	$324,554	$326,339

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$6,379	$9,841
Other current liabilities	34,078	38,216
Current liabilities of discontinued operations	158	316

Total current liabilities	40,615	48,373
Deferred taxes and other noncurrent liabilities	6,118	6,378
Stockholders’ equity	277,821	271,588

Total liabilities & stockholders’ equity	$324,554	$326,339

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: John Allen — Investor Relations (858) 848-8106